Exhibit F-2

[Deloitte Anjin LLC Letterhead]

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Post-effective Amendment No. 1 of this Registration Statement on Schedule B of the United States Securities Act of 1933 of our report dated February 25, 2008 relating to the financial statements of the Export-Import Bank of Korea as of and for the year ended December 31, 2007, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Expert” in such Prospectus.

/s/ DELOITTE ANJIN LLC
Deloitte Anjin LLC
(member of Deloitte Touche Tohmatsu)

April 17, 2009